TIDAL TRUST II 485BPOS

EXHIBIT 99.(i)(xvii)

OPINION AND CONSENT OF COUNSEL
WITH RESPECT TO PSYCHEDELICS COMPANIES

November 19, 2024

Grizzle Investment Management, LLC

573 Coldstream Drive

Berwyn, Pennsylvania 19312

Re:	Opinions with Respect to the Execution of Derivatives and Purchase of Cannabis and Psychedelics Company Securities

Ladies and Gentlemen:

Grizzle Investment Management, LLC (the “Advisor”) acts as investment advisor to the Grizzle Growth ETF (the “Fund”), a series of Tidal Trust II (the “Trust”). The Fund, an exchange-traded fund regulated under the Investment Company Act of 1940, 15 U.S.C. §§ 80a-1-80a-64 (the “1940 Act”), is subject to the oversight of the Board of Trustees of the Trust (the “Board”) and has retained Sullivan & Worcester LLP for purposes of rendering opinions for the benefit of the Fund and its beneficial owners, or beneficiaries.

The Advisor has asked us whether: (i) the Fund’s investment in securities issued by Psychedelics Companies (a term which we define below); and (ii) the Fund’s investment in securities issued by certain Cannabis Companies (a term which we define below) would violate certain laws (which we define in the paragraph that follows as “Applicable Federal Law”) and whether the Fund and its beneficial owners would incur liability arising out of any such violation. The Advisor has also asked us whether the Fund, in the event that it executes in the future total return swaps (as further described in the pages that follow, “TRS’s”), would violate Applicable Federal Law and result in the beneficial owners of the Fund incurring liability in connection with such violation. We would be pleased to render TRS-related opinions in the event that the Fund executes TRS’s in a manner that is consistent with market practice, which includes the use of forms of derivatives documentation (e.g., 1992 or 2002 ISDA Master Agreement and accompanying Schedule, Credit Support Annex, Confirmations and Master Confirmation Agreements, collectively referred to as an “ISDA”). If a TRS is executed, we assume that such TRS would be executed using a market-standard ISDA.

Based upon our analysis and for purposes of this letter, the applicable federal laws are (i) the Controlled Substances Act, 21 U.S.C. § 801, et seq. (the “CSA”), (ii) the Money Laundering Control Act, 18 U.S.C. §1956, et seq., as amended (the “MCA”) and (iii) the Securities Exchange Act of 1934, 15 U.S.C. §78a et seq. (“1934 Act”) (as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act, H.R. 4173, 111th Cong. (2010)(“Dodd-Frank”1) (for purposes of this letter and collectively with the regulations promulgated thereunder, the foregoing applicable laws in (i), (ii), and (iii) are collectively referred to herein as the “Applicable Federal Law”).

1 When we refer in this letter to “Dodd-Frank,” we are referring to the Dodd-Frank Wall Street Reform and Consumer Protection Act generally and in particular, The Wall Street Transparency and Accountability Act, which is Title VII of Dodd-Frank, and which generally became effective, subject to rulemaking, on July 16, 2010, Public Law 111-203, 124 Stat. 1376. Title VII of Dodd-Frank amended the 1934 Act and the Commodity Exchange Act, ch. 545, 49 Stat. 1491, enacted on June 15, 1936, as amended (“CEA”), by defining “swap,” 7 U.S.C. 1a(47)(E)(i)), and “Security-Based Swap,” as such term is defined in Section 3(a)(68) of the 1934 Act.

As described more fully below, our opinion is that the Fund and its beneficial owners will not violate the CSA and MCA by the Fund’s purchase of securities issued by companies so long as those companies issuing securities have listed those securities on regulated exchanges and either (i) participate in the psychedelics industry in full compliance with U.S. federal, state and local law, and/or the law of a non-U.S. country (so long as local and state law permit the business activity of a company operating lawfully under non-U.S. law) which expressly2 permits such participation (collectively, “Psychedelics Companies”) or (ii) engage in the legal cultivation, production, marketing and/or distribution of cannabis, including industrial hemp, and legal products for legal medical or legal non-medical purposes and participate in the cannabis industry in full compliance with U.S. federal, state and local law (each such company is a “Cannabis Company.”3 We also consider a “Cannabis Company” a company that is registered with the Drug Enforcement Agency (the “DEA”) specifically for the purpose of handling marijuana for lawful research and development of cannabis or cannabinoid-related products).

These opinions are being provided for inclusion with the Fund’s Registration Statement filed on Form N-1A (the “Registration Statement”). Our opinions are subject to the assumptions, qualifications and limitations set forth herein as of the date of this opinion letter.

Our opinions are expressed herein solely with respect to Applicable Federal Law and are based on these laws as in effect on the date hereof and not the law of any other jurisdiction. Our opinions in all respects are subject to and may be limited by future legislation, regulations, guidance, formal and informal interpretations and/or case law. The opinions expressed herein represent our reasonable professional judgment as to the matters of law addressed herein, based upon the facts presented or assumed, and are not a guarantee that a court or regulator will reach any particular result.

2 A Psychedelics Company is a company whose business in the psychedelics industry, that is, the commercialization of psychedelics, is expressly permitted, without exception, by local and state law, and/or the law of a non-U.S. country (so long as local and state law permit the business activity of a company operating lawfully under non-U.S. law) as we state in this footnote and in the footnote which follows. We assume for purposes of this letter that a Psychedelics Company is also a company whose securities are listed on a regulated exchange and by way of illustration, Psychedelics Companies are in the business of psychedelic medicine and these companies include life sciences companies having significant business activities in, or significant exposure to, the psychedelics industry, including producers or distributors of psychedelic medicines, biotechnology companies engaged in research and development of psychedelic medicines, and Psychedelics Companies provide psychotherapy treatments and mental health services using psychedelics. In contrast, companies, whether formally incorporated or not, that develop, market or sell “designer” psychedelics (i.e., manufacturers of psychedelic drugs circumventing existing law and regulation and controls by creating analogs or synthetically modified drugs to sidestep established law) or other drugs such as LSD or MDMA are, for our purposes, not Psychedelic Companies, and companies whose practices are merely subject to “low law enforcement priorities” (see, e.g., Sean McAllister, Esq., Myths and Realities About the Decriminalization of Psychedelics in the U.S. (Mar. 18, 2020, https://chacruna.net/myths-and-realities-about-the-decriminalization-of-psychedelics-in-the-us) are also not, for purposes of this letter, Psychedelic Companies, nor are individuals or groups of people, or corporate entities which either do not observe corporate formalities or are not legally conducting business, or corporate entities whose corporate status has been revoked.  See also note 3.

3 As stated in footnote 2, a Psychedelics Company is a company whose commercial and other operations are specifically permitted by express statutory and regulatory provisions of local and state law, and/or the law of a non-U.S. country (so long as local and state law permit the business activity of a company operating lawfully under non-U.S. law; and companies whose securities are listed on regulated exchanges) for lawfully manufacturing, selling and distributing controlled substances. Psychedelic Companies specifically include, for example, licensed psilocybin product manufacturers in full compliance with Oregon law (including the Oregon Uniform Controlled Substances Act) including Oregon Health Authority (“OHA”) regulations provided that the companies have been properly issued an annual license for premises where the psilocybin products are produced. These licensed companies in Oregon are approved by the OHA, which promulgates rules and prescribes the nature and number of psilocybin products permitted on premises sanctioned for use under state law codifying Measure 109, which is summarized in the pages that follow. Accordingly, Psychedelic Companies may also include, in addition to manufacturing companies, companies which have been issued licenses for the administration of psilocybin in accordance with Oregon statutory law and rules promulgated and guidance issued by the OHA and the Oregon Psilocybin Advisory Board (“OPAB”). Psychedelic Companies may also include companies sponsoring service centers as well as facilitators and manufacturers of psilocybin and other companies whose commercial operations are in full compliance with state law, OHA and OPAB rules and those companies which satisfy obligations arising out of the Oregon Psilocybin Control and Regulation Fund. See also note 2.

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In connection with this opinion letter, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates, agreements and other instruments which in our judgment are necessary or appropriate to enable us to render the opinions expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Advisor and have not sought to independently verify such matters. The Advisor has supplied us with a list of companies in which the Fund may invest as of the date of this letter and we have not confirmed full compliance with applicable local, state or other law by such companies. We base our opinions in this letter on Psychedelic Companies’ and Cannabis Companies’ securities being purchased by the Fund, as well as on other assumptions, qualifications and statements in this letter. Our opinions also assume that the Fund will invest in securities in full compliance with the Fund’s publicly disclosed investment guidelines and other applicable law.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter is given as of the date hereof, and we expressly disclaim any obligation to update or supplement our opinions contained herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws or regulations or reported decisions that may hereafter occur or be published. Unless otherwise stated, when we use the term “invest” (or derivations thereof, e.g., “investment”) in this letter, we mean the purchase of a security issued by a Psychedelics Company or Cannabis Company. We express no opinion as to the law (other than Applicable Federal Law) of any other jurisdiction that may be applicable or relevant to the subject matter hereof. We are not rendering any opinion as to compliance with any federal, state, local or non-U.S. law, rule or regulation relating to securities, or to the sale or issuance thereof.

We have examined certain publicly available information regarding the companies in which the Advisor informs us that the Fund may invest. We have examined what has been made available to us with respect to the various business relationships/interests of the target investments to determine if their businesses violate Applicable Federal Law by assessing if they are engaged in the growth, cultivation and/or sale of cannabis in the United States. In this regard, we have solely reviewed publicly available filings available through the SEC. The following opinions solely rely upon the review of the information available in the public resources noted above in this paragraph. We have not reviewed the target investments with respect to their compliance with the laws of any country or other jurisdiction except as noted above in this paragraph.

FACTUAL BACKGROUND FOR OPINION

Description of the Fund’s principal investment strategy

We understand that the Fund is an actively managed investment vehicle which, for purposes of this letter we assume will achieve its investment objectives principally through the investment in exchange-listed securities, including common and preferred stock, of mid-, small- and micro-capitalized Psychedelics Companies and Cannabis Companies. The Fund will not purchase securities directly in (or hold ownership in any companies that engage in) psychedelics-related businesses or cannabis-related businesses unless permitted by national and/or local laws of the relevant jurisdiction, including U.S. federal and state laws. As presently stated in the Fund’s Registration Statement or as otherwise represented to us by the Advisor, the principal investment strategy of the Fund is as follows:

●	Currently, the portfolio managers contemplate that the Fund will invest in Psychedelics Companies and Cannabis Companies whose equity is listed on regulated exchanges in the United States and/or Canada, and, we assume for purposes of this opinion letter, that equity investments by the Fund will be purchased on regulated, major stock exchanges, such as the New York Stock Exchange, the Nasdaq Stock Market or other established markets.

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●	The Fund will only invest directly in such Psychedelics Companies and Cannabis Companies if such business is permitted by national and local laws of the relevant jurisdiction, including U.S. federal and state (including local) laws. The Fund is non-diversified and may invest a greater percentage of its assets in a particular issuer than a diversified fund.
●	As we assume throughout this letter, the Fund will invest in Psychedelics Companies and Cannabis Companies which are subject to various laws and regulations that may differ at the state, local and federal levels, although the legal landscape for psychedelics continues to change; the opinions stated in this letter are as of the date hereof. In the United States, scheduling determinations by the Drug Enforcement Agency (“DEA”) are dependent on Food and Drug Administration (“FDA”) approval of a substance or a specific formulation of a substance. Unless and until psilocybin, psilocin, or other psychedelics-based products receive FDA approval, such products may be prohibited from sale, at least at the federal level. Even if approved by the FDA, the manufacture, importation, exportation, domestic distribution, storage, sale, and legitimate use of such products will continue to be subject to a significant degree of regulation by the DEA. For purposes of this letter, we assume that the Fund will not execute a derivative, and will not invest indirectly or directly in, or hold ownership in any company that engages in psychedelics-related business except as expressly permitted by national and local laws of the relevant jurisdiction(s), including U.S. federal and state laws and in full compliance with the regulations, guidance and determinations of the DEA, FDA and other federal departments or agencies (and their state counterpart departments and agencies).

In rendering the opinions in this letter, we base our opinions on our understanding of -- and our assumptions herein are based on – the investment strategy disclosed in the Registration Statement and made known to us by the Advisor. The Advisor has further represented to us that the following principles, that are reflected in the Fund’s Statement of Additional Information, will be adhered to in selecting investments for the Fund:

●	The Fund will not invest in any Psychedelics Company that grows, produces, distributes, or sells plant products in a country, state, province, locality or other political subdivision where this activity is illegal under applicable law; Psychedelics Companies may include those which are described, as examples, in footnote 3 of this letter. To clarify and to confirm, Psychedelics Companies do not include companies that grow, produce, distribute, or sell plant products derived from plants inside the U.S. if any such activities are not in full compliance with local and state law; this is the case regardless of whether such a company is listed on a U.S. exchange or an exchange in a country where psychedelics are legal.
●	Psychedelics Companies do not include companies that grow, produce, distribute, or sell plant products derived from plants both in a country where its activities are entirely legal and in the U.S. where its activities are legal under state and local law but not under U.S. federal law.
●	Psychedelics Companies only supply products and/or perform activities that are legal under applicable national and local laws, including U.S. federal, state, and local laws. Psychedelics Companies may, however, supply such products and perform such activities in the U.S. to companies that grow, produce, distribute, or sell products derived from plants in a manner that is legal under state and local law but not under U.S. federal law.

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●	Psychedelics Companies with a presence in the U.S. may engage in pharmaceutical activities and/or grow, produce, distribute, or sell products derived from plants but only if such activities are properly licensed and legal under applicable U.S. federal, state, and local laws.
●	If, after acquiring a Psychedelics Company’s or Cannabis Company’s securities, the Advisor identifies or becomes aware that holding a particular Psychedelics Company’s securities would violate Applicable Federal Law, the Fund will promptly sell that position.

In summary, we understand and assume that the investment strategy of the Fund partially entails investment in exchange-listed equity securities, including the common and preferred stock of U.S. and foreign mid-, small- and micro-capitalized Psychedelics Companies and Cannabis Companies, and may in the future include within its investment strategy the execution of TRS’s (with respect to which we will render opinions in the future upon request by the Advisor) with an eye toward getting economic exposure to Cannabis Companies and Psychedelics Companies, so long as those companies are engaging in the permitted development, manufacture/service and sale of psychedelic drugs as permitted on a local, state or other level, including psilocybin, including but not limited to psychedelic medicine.4

Factual Background

On November 3, 2020, the electorate in Oregon voted to approve Measure 109.5 This measure gives non-criminal access to psilocybin in certain prescribed instances and the measure permits services involving mushroom products used for mental health treatment in supervised setting.6 In this way, Oregon became the first state to remove criminal statutory penalties from, in certain narrowly prescribed circumstances, psilocybin,7 and other jurisdictions continue to move in this direction.8 The District of Columbia electorate similarly voted to approve psychedelic substances with the passage of Initiative 81.9 On June 1, 2021 a bill which cleared three Senate committees passed 21-16 on the floor of the California Senate as a step towards legalizing possession of psychedelics in California.10 Although that bill ultimately did not become law, California is continuing to put forth new legislation each year to that end.11

4 Psilocybin is a naturally-occurring psychedelic prodrug compound produced by more than 200 species of fungi.

5 See the Oregon Measure 109, Psilocybin Mushroom Services Program Initiative (2020), https://ballotpedia.org/Oregon_Measure_109,_Psilocybin_Mushroom_Services_Program_Initiative_(2020) (last accessed November 1, 2024); see also Oregon Legislative Policy and Research Office, Measure 110 (2020) Background Brief, https://www.oregonlegislature.gov/lpro/Publications/Background-Brief-Measure-110-2020.pdf (last accessed November 1, 2024) (reducing to civil penalties certain drug crimes previously prosecuted as felonies).

6 Andrew Jacobs, Legal Use of Hallucinogenic Mushrooms Begins in Oregon, The New York Times (Jan. 3, 2023), https://www.nytimes.com/2023/01/03/health/psychedelic-drugs-mushrooms-oregon.html.

7 See Oregon Secretary of State, Election History, Election Results for November 3, 2020, https://sos.oregon.gov/elections/Pages/electionhistory.aspx (last accessed November 1, 2024); see also Will Feuer, Oregon Becomes First State to Legalize Magic Mushrooms as More States Ease Drug Laws in ‘Psychedelic Renaissance,’ CNBC.com (Nov. 4, 2020), https://www.cnbc.com/2020/11/04/oregon-becomes-first-state-to-legalize-magic-mushrooms-as-more-states-ease-drug-laws.html; see also Natalie O’Neill, Oregon Becomes First State to Legalize Magic Mushrooms, Decriminalize Street Drugs, NYPost.com (Nov. 4, 2020), https://nypost.com/2020/11/04/oregon-becomes-1st-state-to-legalize-magic-mushrooms/.

8 “41 states have their own version of the federal Right to Try Act.” Serena Wu, Legality of Psychedelics in the U.S., Pscyhable (May 6, 2021), https://psychable.com/law/legality-of-psychedelics-in-the-us/. “The bill gives terminally ill patients the right to seek drug treatments that remain in clinical trials and ‘have passed Phase 1 of the Food and Drug Administration’s approval process’ but have not been fully approved by the FDA.” Michael Nedelman & Jacqueline Howard, ‘Right to Try’ bill passes congress, CNN.com (May 29, 2018), https://www.cnn.com/2018/05/22/health/right-to-try-legislation-congress/index.html; see also 21 U.S.C. 360bbb-0a.

9 Will Feuer, Oregon Becomes First State to Legalize Magic Mushrooms as More States Ease Drug Laws in ‘Psychedelic Renaissance,’ CNBC.com (Nov. 4, 2020).

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After over five decades of prohibition, the electorate in the United States has in limited instances become more accepting of psychedelics in certain controlled circumstances. There are over 70 clinical studies involving psychedelics in the U.S. and as stated in the preceding paragraph, Oregon and other jurisdictions referenced in this letter on the pages that follow have legalized therapeutic and controlled use of psilocybin.12 Psychedelics such as MDMA and psilocybin are also used legally in FDA-approved clinical research to treat patients with depression, post-traumatic stress disorder or PTSD, or other mental health conditions13 and for purposes of this letter, companies providing psychedelics for these sanctioned purposes are also referred to as Psychedelics Companies.

Many local jurisdictions around the United States have passed decriminalization bills. Generally, decriminalization means that arrest, investigation and prosecution for the possession of certain psychedelics becomes low priority for enforcement. However, approved decriminalization initiatives do not render psychedelics legal and accordingly a Psychedelics Company is not one whose commercial activities are a “low priority” for local, state and federal law enforcement.14 We do however recognize that decriminalization is an important step forward on the path to legalize psychedelics. The following jurisdictions have decriminalized certain activities (e.g., possession of a small amount) with respect to psilocybin and other psychedelics:

• Washington, D.C.;

• California (Santa Cruz, Oakland, Arcata, San Francisco);

• Colorado (Denver);

• New Jersey;

• Michigan: (Ann Arbor, Washtenaw County, Detroit, Hazel Park); and

• Massachusetts: (Somerville, North Hampton, Cambridge, Easthampton, Northampton);
• Washington: (Port Townsend, Seattle).15

10 Kyle Jaeger, California Senate Approves Bill to Legalize Possession of Psychedelics Like Psilocybin and LSD, MarijuanaMoment.com (June 1, 2021), available at https://www.marijuanamoment.net/california-senate-approves-bill-to-legalize-possession-of-psychedelics-like-psilocybin-and-lsd/.

11 See, e.g., Omar Figueroa, The Legality of Magic Mushrooms in California in 2023, The Law Offices of Omar Figueroa (Mar. 27, 2023), available at https://www.omarfigueroa.com/the-legality-of-magic-mushrooms-in-california-in-2023/.

12 Serena Wu, Legality of Psychedelics in the U.S., Pscyhable (May 6, 2021).

13 Id. “People who do not qualify for the clinical trials could get access through an expanded access program. For terminally ill patients, they could work with their doctors to petition the FDA for compassionate use of investigational drugs, such as MDMA and psilocybin. Alternatively, patients with immediately life-threatening diseases or conditions could petition the drug developer for access to investigational drugs under the Right to Try Act. There are unique challenges to these processes. Some individuals use certain psychedelics, such as ayahuasca, as a sacrament to exercise their religious faith and practice. These visionary churches rely on the Religious Freedom Restoration Act to protect their sincere religious exercises involving certain psychedelics. However, this type of use is not without risks and exposure to potential prosecution.” Id.

14 See supra, notes 2 and 3, and accompanying text.

15 Serena Wu, Legality of Psychedelics in the U.S., Pscyhable (May 6, 2021) https://psychable.com/law/legality-of-psychedelics-in-the-us/. Note that with respect to Washington D.C., Oakland, and North Hampton, each of these jurisdictions has decriminalized possession of all psychedelics, including ayahausaca, ibogaine, MDMA and others. See also Esther Honig, In Close Vote, Denver Becomes 1st U.S. City to Decriminalize Psychedelic Mushrooms, NPR.org (May 9, 2019), https://www.npr.org/sections/health-shots/2019/05/09/721660053/in-close-vote-denver-becomes-first-u-s-city-to-decriminalize-psychedelic-mushrooms (“Officials with the DEA office in Denver said they will continue prosecuting cases of psilocybin possession and trafficking. Under federal law, it remains a Schedule 1 drug that’s considered to have ‘no accepted medical use and a high potential for abuse.’”); Kyle Jaeger, Third Massachusetts City Approves Psychedelics Decriminalization Measure, Marijuana Moment (April 2, 2021) https://www.marijuanamoment.net/third-massachusetts-city-approves-psychedelics-decriminalization-measure/; Elizabeth Weise and Marco della Cava, Oakland in California Decriminalizes Magic Mushrooms and Peyote, USAToday.com (June 5, 2019) https://www.usatoday.com/story/news/2019/06/05/oakland-california-legalizes-magic-mushrooms-and-peyote/1347888001/ (“The vote [in Oakland] makes Oakland the second U.S. city to decriminalize the natural hallucinogens after Denver decriminalized them on May 8 [2019]”);  Kelly McCarthy, Santa Cruz Decriminalizes Psychedelic Mushrooms, ABCNews.com (Jan. 29, 2020), https://abcnews.go.com/US/santa-cruz-decriminalizes-psychedelic-mushrooms/story?id=68611065; Max Savage Levenson, Where are Psychedelics Legal or Decriminalized in the US? Leafly (Sept. 7, 2022), https://www.leafly.com/news/politics/where-are-psychedelics-legal-or-decriminalized-in-the-us.

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We assume for purposes of this letter and the legal opinions in it that the Fund will not invest directly in or hold ownership in any companies that engage in psychedelics-related business or in any Cannabis Company unless permitted by national and local laws of the relevant jurisdiction, including U.S. federal and state laws.

Detailed information on exchange traded securities utilized by the Fund

The Fund will directly invest in companies that list their securities on exchanges that require compliance with all laws, rules and regulations applicable to their business, including U.S. federal laws. The current exchanges identified by the Fund that meet these requirements are the New York Stock Exchange (“NYSE”), Nasdaq Stock Market (“Nasdaq”), TSX Exchange, (“TSX”) and TSX Venture Exchange (“TSX Venture”).

The NYSE and NASDAQ are national securities exchanges that are registered with the SEC under Section 6 of the Securities Exchange Act of 1934. Before a company’s securities can trade on a U.S. exchange, the company must register that class of securities with the SEC under Section 12(b) of the Exchange Act.

Further information on each of these exchanges is as follows:

NYSE

The NYSE is one of the largest equities marketplaces in the world. The NYSE acquired the American Stock Exchange in 2008 (now known as NYSE American or NYSE MKT). The NYSE MKT is open to listing companies involved in the cannabis industry who are involved in biotech (AbbVie: ABBV); investment in the industry outside of United States (Compass Diversified Holdings: CODI; ETFMG Alternative Harvest ETF: MJ); the agricultural sector (Scott’s Miracle Grow Co.: SMG); and the real estate sector (Innovative Industrial Properties, Inc.: IIPR). United States based companies that “touch the plant” (i.e., those that grow or distribute cannabis) are not eligible to list at this time. Canadian and other non-U.S. companies whose cannabis related activities are legal in their home jurisdiction are eligible to list if they meet the exchange’s listing requirements, such as number of shareholders, earnings and stock price. The NYSE governs listing requirements and continued listing requirements. Listing issuers must comply with their agreements with the NYSE and SEC requirements in all material respects.

Further, NYSE Regulation (“NYSER”) is responsible for monitoring activities on the NYSE’s equities, options, and bonds markets – i.e., the New York Stock Exchange LLC (equities and bonds), NYSE Arca, Inc. (equities and options) and NYSE National, Inc. (equities), and NYSE Chicago, Inc. (equities) (collectively, the “NYSE Exchanges”) – and for addressing non-compliance with the NYSE Exchanges’ rules and federal securities laws. NYSER enforces both the NYSE Exchanges’ and their members’ compliance with NYSE Exchange rules and applicable federal securities requirements. It also monitors and enforces listed companies’ compliance with applicable listing standards of the NYSE Exchanges. By performing these duties, NYSER supports the NYSE Exchanges’ efforts to promote just and equitable principles of trade, encourage free and open markets, and protect investors and the public interest. Many of these regulatory functions are performed directly by NYSER; others are performed by FINRA or other self-regulatory organizations pursuant to a regulatory services agreement, national market system plans, or other arrangements.

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NASDAQ

The Nasdaq Stock Market requires the companies listing on its exchange to comply with U.S. federal laws. The following paragraph below is from its website under FAQ:

In determining whether to initially list a company or continue a company’s listing when it changes its business activities, Nasdaq does not make subjective or value judgements about the business the company operates. However, Nasdaq cannot initially list or continue the listing of a company whose current or planned activities are in violation of U.S. federal law or the law in a jurisdiction where the company operates. In assessing the legality of a company’s activity, Nasdaq largely relies on the risk factors and other disclosures made in the company’s filings with the Securities and Exchange Commission, although Nasdaq may also request additional information from the company where necessary.16

TSX

The TSX is the 8th largest exchange in the world by market capitalization. On October 16, 2017, the TSX issued Staff Notice 51-352 (the “Staff Notice”)17 regarding listed companies engaged in the marijuana business, whether directly or indirectly, in the United States. The Staff Notice states the general requirements that the business of applicants or listed issuers “will be conducted (i) with integrity and in the best interests of the issuer’s security holders and the investing public, and (ii) in compliance with the rules and regulations of TSX and all regulatory bodies having jurisdiction.” Due to the significant number of inquiries received regarding entities engaging in activities related to the cultivation, distribution or possession of marijuana in the U.S. (“Subject Entities”), TSX issued the Staff Notice to provide clarity regarding the application of the requirements to applicants and listed issuers in the marijuana sector. The Staff Notice notes that although a number of U.S. states have legalized the cultivation, distribution or possession of marijuana subject to various conditions, marijuana remains a Schedule I drug under the CSA. More specifically, it is illegal under U.S. federal law to cultivate, distribute or possess marijuana, and financial transactions involving proceeds generated by, or intended to promote, marijuana-related business activities in the U.S. may form the basis for prosecution under applicable U.S. federal money-laundering legislation.

The Staff Notice states that as part of TSX’s standard continued listing review of listed issuers, TSX selects issuers for in depth reviews based on their continuous disclosure records. As required by the TSX manual, each listed issuer is required to disclose material information regarding its business and affairs. As part of its continued listing review of listed issuers in the marijuana sector, TSX contacted listed issuers at the end of 2017 for a more comprehensive review of their marijuana-related activities (if any) in the U.S. If a listed company engages in activities that are contrary to TSX requirements, the TSX has the discretion to initiate delisting review of that company.

16  https://listingcenter.nasdaq.com/Material_Search.aspx?cid=34&mcd=LQ (Identification No. 1474), last accessed November 1, 2024.

17 See Toronto Stock Exchange, Staff Notice 51-352 (Oct. 16, 2017) https://decisia.lexum.com/tsx/sn/en/item/454533/index.do.

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On February 8, 2018, the TSX issued Staff Notice 51-352 (Revised) (the “Revised Staff Notice”)18 to provide specific disclosure expectations for Subject Entities in U.S. states where such activity is legal under state law. In furtherance of that purpose, the Revised Staff Notice sets forth a table of the specific disclosure it expects. This includes, for example, discussing the risk of enforcement action based on statements and other available guidance made by federal authorities or prosecutors, outlining U.S. state regulation in which the Subject Entity operates, and confirming how the Subject Entity complies with applicable licensing requirements and the regulatory framework enacted by the applicable U.S. state. The Revised Staff Notice goes on to add that Subject Entities are expected to updated disclosures based on government policy changes or amended guidance.

TSX Venture

In determining whether to list entities with U.S. marijuana-related activities, each Canadian stock exchange applies its own listing requirements as outlined in its rules, including rules related to compliance with applicable laws. The TSX Venture Exchange mostly contains small-cap Canadian stocks. TSX Venture provided a Notice to Issuers bulletin dated October 16, 2017 (the “Bulletin”)19 that specifically addressed business activities related to marijuana in the United States. The Bulletin clarified its requirements to list and to continue listing on its exchange. The Bulletin states the general requirements “that (i) the business of applicants or listed issuers will be conducted with integrity and in the best interests of the issuer’s security holders, and (ii) applicants or listed issuers will comply with all laws, rules and regulations applicable to their business or undertaking.” These requirements apply to all applicants and listed issuers. Due to the “significant number of inquiries received regarding entities engaging in activities related to the cultivation, distribution or possession of marijuana in the United States”, TSX Venture issued the Bulletin to provide clarity regarding the application of the requirements to applicants and listed issuers in the marijuana sector. The Bulletin notes that although a number of U.S. states have legalized the cultivation, distribution, or possession of marijuana to various degrees and subject to various conditions, marijuana remains a Schedule I drug under the CSA and cannabis financial transactions are prohibited under the MCA.

According to the Bulletin, companies listed on TSX Venture with ongoing business activities that violate United States federal law regarding marijuana do not comply with the requirements of TSX Venture. These business activities may include, among other things:

(i) direct or indirect ownership of, or investment in, Subject Entities; (ii) commercial interests or arrangements with Subject Entities that are similar in substance to ownership of, or investment in, Subject Entities; (iii) providing services or products that are specifically designed for, or targeted at, Subject Entities; or (iv) commercial interests or arrangements with entities engaging in the business activities described in (iii).

The Bulletin states that, as part of TSX Venture’s standard continued listing review of listed issuers, TSX Venture selects issuers for in depth reviews based on their continuous disclosure records. As required by the TSX Venture manual, each listed issuer is required to disclose material information regarding its business and affairs. As part of its continued listing review of listed issuers in the marijuana sector, TSX Venture contacted listed issuers at the end of 2017 for a more comprehensive review of their marijuana-related activities (if any) in the United States. If a listed company engages in activities that are contrary to TSX Venture’s requirements, TSX Venture has the discretion to initiate a delisting review of that company.

18 See Toronto Stock Exchange, Staff Notice 51-352 (Feb. 8, 2018) https://www.osc.ca/sites/default/files/pdfs/irps/csa_20180208_51-352_marijuana-related-activities.pdf.

19 See Notice to Issuers Re: Business Activities Related to Marijuana in the United (Oct. 16, 2017) https://www.tsx.com/resource/en/1609.

9

We next proceed with our legal analysis and the opinions which we render in this letter, first in Parts I, II and III, insofar as the Fund’s purchase of securities is concerned, and finally in Part IV, insofar as the Fund’s execution and settlement of a TRS is concerned.

***

LEGAL ANALYSIS

Beyond the limits of investing in companies described above, we analyzed the potential criminal exposure to the Fund and its shareholders solely under Applicable Federal Law in connection with the Fund’s proposed investment in Psychedelics Companies and Cannabis Companies.20 The legal landscape in psychedelics and cannabis industries is rapidly changing, and enforcement priorities for prosecutors, investigators, and regulators are difficult (if not impossible) to predict, may be influenced by political considerations (and thus a moving target), and may lack consistent application, all of which are beyond the scope of this opinion.

Subject to the considerations set forth in the preceding paragraph, based on our review of the case law and other authorities, we note the following:

●	Federal prosecutors have considerable discretion to pursue potential psychedelics-related and cannabis-based offenses under U.S. criminal laws. We see as guidance which is instructive on this point the cases involving cannabis. To date, the matters filed by prosecutors have been focused on growers, producers, and distributors within the U.S. that have violated federal law and/or the state and local laws where they are located.[21]
●	We do not have actual knowledge of any Psychedelics Company which has been prosecuted by the U.S. Department of Justice (the “DOJ”).[22] We have reviewed examples of U.S. exchange listed companies that have invested or are investing in cannabis companies, and, to date, we have not found public records showing corresponding action by the U.S. Department of Justice (the “DOJ”).[23] Indeed, in May 2020, Constellation Brands, Inc., a New York-based Fortune 500 company that is publicly traded on the New York Stock Exchange, increased its investment from 9.9% to 38.6% of the issued and outstanding common shares of Canopy Growth Corporation, a Canadian producer and exporter of cannabis listed on the NYSE.

20 For purposes of this opinion, we do not assess potential regulatory issues with the SEC, the Financial Industry Regulatory Authority (“FINRA”), the Financial Crimes Enforcement Network (“FinCen”), or foreign authorities.

21 See, e.g., Superseding Indictment, U.S. v. Hoang, Case No. 3:17-cr-70, 2017 WL 9855203 (S.D. Iowa); Press Release, U.S. Dep’t of Justice, California Realtor Sentenced to Prison for Filing a False Tax Return - Did Not Report Over $1 million In Income From Marijuana Distribution Business (Nov. 2, 2018), https://www.justice.gov/opa/pr/california-realtor-sentenced-prison-filing-false-tax-return ; Press Release, U.S. Dep’t of Justice, Washington, D.C. Post Office Manager and Two Letter Carriers Found Guilty of Bribery and Conspiracy to Distribute Marijuana (Jul. 24, 2017), https://www.justice.gov/opa/pr/washington-dc-post-office-manager-and-two-letter-carriers-found-guilty-bribery-and-conspiracy.

22 This statement does not mean that no action may be brought in the future or that no confidential investigation is proceeding in the status quo; it simply means that we have not found evidence of the same through publicly available resources that we reviewed as noted above. We are aware of the indictment of a member of, and the involvement in DOJ investigations of NutraHQ LLC, a Nevada limited liability company (whose corporate status has been revoked), as well as a subpoena being served on Capsule Connection LLC, in DOJ investigations and proceedings and accordingly, for purposes of this letter, none of NutraHQ LLC, Spice Jungle, LLC, Freund Container or Capsule Connection LLC is a “Psychedelics Company” (because from publicly available information concerning DOJ action we gather that none of those entities was operating in compliance with local, state or federal law), which we define and describe on page 2 and in footnotes 2 and 3. Sullivan & Worcester LLP has conducted research to locate the investigations and proceedings by the DOJ and we have in our due diligence identified and reviewed the matters involving NutraHQ LLC, Spice Jungle, LLC, Freund Container or Capsule Connection LLC, and as we have discussed in this letter, we consider none of the proceeding companies to be a “Psychedelics Company.”

10

●	We have reviewed two open-end investment companies registered under the 1940 Act with principal investment strategies of investing in Cannabis Companies. First, the ETFMG Alternative Harvest ETF, which is publicly traded on NYSE Arca, Inc., has as its principal investment strategy to invest in “exchange-listed common stock” (or corresponding ADRs) or GDRs of cannabis companies, including U.S. companies, that (i) are engaged in the legal cultivation of cannabis, including industrial hemp, or the legal production, marketing or distribution of cannabis, including industrial hemp and products for medical or nonmedical purposes; (ii) engage in the lawful creation, marketing or distribution of prescription drugs that utilize cannabinoids as an active ingredient; (iii) trade tobacco or produce tobacco products, such as cigarettes, cigars or electronic cigarettes; (iv) produce cigarette and cigar components, such as cigarette paper and filters; or (v) engage in the creation, production and distribution of fertilizers, plant foods, pesticides or growing equipment to be used in the cultivation of cannabis or tobacco.[24] The Fund may invest in ETFMG Alternative Harvest ETF. The second is the American Growth Fund Series Two, which has as its principal investment strategy to invest in a “portfolio which is made up primarily of common stocks involved in the legal cannabis business.”[25]
●	In addition, we have reviewed examples of other investment companies registered under the 1940 Act with investments in cannabis companies. The Vanguard Developed Markets Index Fund held, at the very least, each of the following cannabis companies as of May 12, 2023: Aurora Cannabis Inc., Cronos Group Inc., and Canopy Growth Corp.
●	Notwithstanding the above, there could be a risk of criminal exposure for aiding and abetting liability under the CSA. The CSA generally proscribes the manufacture and/or production of controlled substances, such as psychedelics, which as we have said are considered Schedule 1 substances, and cannabis. Liability here would be determined based on whether (i) the CSA applies to conduct occurring entirely in another country, such as Canada or Australia, and (ii) whether investment in Psychedelics Companies or Cannabis Companies would constitute an underlying violation of law, particularly where the proposed investment criteria proscribes investment in companies that manufacture and/or produce plant based and/or psychedelic drugs and the proposed investments contemplate the purchase of securities on secondary markets in Canada and Australia. We have not found case law or other guidance suggesting an extension of enforcement of the CSA in the manner outlined above as to any Psychedelics Companies or Cannabis Companies.

23 This does not mean that no action may be brought in the future or that no confidential investigation is proceeding in the status quo, it simply means that we have not found evidence of the same through publicly available resources that we reviewed as noted above.

24 ETFMG Alternative Harvest ETF’s Summary Prospectus (Jan. 29, 2021) https://www.sec.gov/Archives/edgar/data/0001467831/000121390021005017/s130101_485bpos.htm.

25 American Growth Fund Series Two’s Summary Prospectus (Nov. 30, 2019) https://www.sec.gov/Archives/edgar/data/5138/000000513819000027/series2n1a.htm.

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Our opinion focuses on Applicable Federal Law, and based on the current status of state laws regarding psychedelics and marijuana, it is our view that Applicable Federal Law is more stringent in each instance. Therefore, it is our opinion that, if the Fund complies with Applicable Federal Law, the Fund will meet state law standards because the Fund will not be investing in companies engaged in the manufacturing, distribution or possession of psychedelics in the U.S. other than Psychedelics Companies nor in companies engaged in the cultivation, distribution or possession of marijuana in the U.S.

I. FEDERAL LAW

A. Executing Federal Laws

Congress gives federal agencies significant authority in executing federal laws, including the DEA, the law enforcement arm of the federal government primarily responsible for enforcing the CSA.26 Further, federal prosecutors have wide latitude in determining when, who, how and even whether to prosecute for alleged violations of federal criminal law.27 In our legal system, “the decision whether or not to prosecute, and what charge to file or bring before a grand jury, generally rests entirely in [the prosecutor’s] discretion.”28 “This broad discretion ... is particularly ill-suited to judicial review.”29 That discretion extends to, for example, the decision to prosecute a matter, the selection of charges, whether to enter into a plea agreement, and participation in sentencing.30

With respect to business organizations, such as the Fund, the United States Justice Manual provides the following guidelines to prosecutors to promote the reasoned exercise of discretion:31

●	The nature and seriousness of the offense, including the risk of harm to the public, and applicable policies and priorities, if any, governing the prosecution of business organizations for particular categories of crime;
●	The pervasiveness of wrongdoing within the business organization, including the complicity in, or the condoning of, the wrongdoing by management;
●	The business organization’s history of similar misconduct, including prior criminal, civil, and regulatory enforcement actions against it;

26 See 21 U.S.C § 811.

27 Oyler v. Boles, 368 U.S. 448, 456 (1962).

28 Bordenkircher v. Hayes, 434 U.S. 357, 364 (1978).

29 Wayte v. United States, 470 U.S. 598, 607 (1985).

30 See United States Justice Manual at § 9-27.110, https://www.justice.gov/jm/jm-9-27000-principles-federal-prosecution#9-27.110 (last accessed November 1, 2024).

31 United States Justice Manual at §§ 9-28.300, 9-28.400, 9-28.500, 9-28.600, 9-28.700, 9-28.800, 9-28.900, 9-28.1000, 9-28.1100, 9-28.1200, and 9-28.1300, https://www.justice.gov/jm/jm-9-28000-principles-federal-prosecution-business-organizations (last accessed November 1, 2024).

12

●	The business organization’s willingness to cooperate, including as to potential wrongdoing by its current and former employees, directors, officers, and agents, as well as other individuals and entities that engaged in the misconduct under investigation;
●	The existence, effectiveness, and enforcement of the business organization’s pre-existing compliance program at the time of the offense and the time of a charging decision;
●	The business organization’s timely and voluntary self-disclosure of wrongdoing;
●	The business organization’s remedial actions, including any efforts to implement an effective corporate compliance program or to improve an existing one, to replace responsible management, to discipline or terminate wrongdoers, to pay restitution, and to discipline wrongdoers;
●	Collateral consequences, including whether there is disproportionate harm to shareholders, pension holders, employees, and others not proven personally culpable, as well as impact on the public arising from the prosecution;
●	The adequacy of remedies such as civil or regulatory enforcement actions;
●	The adequacy of the prosecution of individuals responsible for the business organization’s malfeasance; and
●	The interests of any victims, including what steps the business organization has taken to identify potential victims.

B. DOJ Position on Enforcement of Federal Law

We are not aware of the DOJ’s position on the enforcement of federal law (solely pertaining to psychedelics). We know that in the context of cannabis and that during the Obama administration, Deputy Attorney General David Ogden and Deputy Attorney General James Cole released several memoranda that addressed federal enforcement priorities regarding the CSA. These memoranda were intended to adapt the federal government’s position on marijuana as states legalized the drug for medical purposes.

Most notably, in 2013, Deputy Attorney General Cole released a memorandum32 (the “Cole Memo”) that reiterated the DOJ’s commitment to enforcing the CSA, but that directed law enforcement and prosecutors only to focus on conduct that implicated the following, and again, the Cole Memo was issued in the context of cannabis, which we believe is instructive insofar as psychedelics are concerned:

●	Preventing the distribution of marijuana to minors;
●	Preventing revenue from the sale of marijuana from going to criminal enterprises, gangs, and cartels;
●	Preventing the diversion of marijuana from states where it is legal under state law in some form to other states;

32 James Cole, Memorandum for All United States Attorneys (Aug. 29, 2013) https://www.justice.gov/iso/opa/resources/3052013829132756857467.pdf.

13

●	Preventing state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;
●	Preventing violence and the use of firearms in the cultivation and distribution of marijuana;
●	Preventing drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use;
●	Preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by marijuana production on public lands; and
●	Preventing marijuana possession or use on federal property.

The Cole Memo further conditioned this guidance on the existence of a state regulatory scheme that provides “robust controls and procedures [which are] effective in practice,” in which case “enforcement of state law by state and local law enforcement and regulatory bodies should remain the primary means of addressing marijuana-related activity.” Taken together, the Cole Memo and other related memoranda provided that the federal government would give some leeway to states’ control over medical marijuana use and production for medical purposes. Importantly, though, the Cole Memo did not have the force of law, but only reflected a policy subject to change at any time.

In January 2018, Attorney General Jeff Sessions issued a new memorandum (the “Sessions Memo”) repealing the policy statements in the Cole Memo: “Given the Department’s well-established general principles, previous nationwide guidance specific to marijuana enforcement is unnecessary and is rescinded, effective immediately.”33 The Sessions Memo reinforces the prosecutorial discretion to pursue penalties for marijuana cultivation, distribution, and possession under Applicable Federal Law for financial transactions.34

The Sessions Memo provides that the federal government may pursue action against violations of federal law related to marijuana. To the extent that they have done so, it appears that federal prosecutors have focused on growers and producers within the states, rather than investors.35 Although Attorney General Garland has not yet formally issued guidance overturning the Sessions Memo, he testified on March 1, 2023 to the Senate that forthcoming DOJ guidance would harken back to that of 2013, as governed by the Cole Memo.36

33 Jeffrey B. Sessions III, Memorandum for All United States Attorneys (Jan. 4, 2018) https://www.justice.gov/opa/press-release/file/1022196/download.

34 During confirmation hearings before the Senate Judiciary Committee for appointment as Attorney General, in February, 2021, new Attorney General Merrick Garland responded to questioning by Senator Cory Booker as follows: “It does not seem to me a useful use of limited resources that we have, to be pursuing prosecutions in states that have legalized and that are regulating the use of marijuana, either medically or otherwise. I don’t think that’s a useful use.” See MJBizDaily Staff, Attorney general nominee Garland signals friendlier marijuana stance (Feb. 22, 2021), https://mjbizdaily.com/attorney-general-nominee-merrick-garland-signals-friendlier-marijuana-stance/. In subsequent written responses to the Senate Judiciary Committee, Attorney General Garland stated that he did not think it worth the department’s time to pursue prosecutions “of those who are complying with the laws in states that have legalized and are effectively regulating marijuana.” See Todd Ruger, Senate Judiciary sends Garland nomination to the floor (Mar. 1, 2021), https://www.rollcall.com/2021/03/01/senate-judiciary-sends-garland-nomination-to-the-floor/. Separate and apart from these pronouncements, Congress has withheld funding to the DOJ (pursuant to the Rohrabacher-Blumenauer Amendment to federal spending bills) to prosecute state-compliant business in the medical marijuana space since 2014.

35 See, e.g., United States v. Bilodeau, 24 F. 4th 705, 715 (1st Cir. 2022) (criminal charges filed against growers, not investors, related to marijuana production and/or distribution within the United States in violation of CSA and Maine medical marijuana statute); Superseding Indictment, U.S. v. Hoang, Case No. 3:17-cr-70, 2017 WL 9855203 (S.D. Iowa) (criminal charges filed against growers, not investors, related to marijuana production and/or distribution within the states).

14

Moreover, there are multiple U.S. exchange-listed companies that either are investing in Canadian cannabis companies, or are Canadian cannabis companies themselves, such as Tilray Inc., a cannabis research, cultivation, processing, and distribution firm traded on NASDAQ. Similarly, we have not identified any public reports concerning any DOJ action with respect to the increase by Constellation Brands, Inc., a New York-based Fortune 500 company that is publicly traded on the New York Stock Exchange, of its investment in Canopy Growth Corporation, a Canadian producer and exporter of cannabis listed on the NYSE37 from 9.9% to 38.6% of the issued and outstanding common shares of Canopy Growth Corporation.

Further, the SEC appears to have scrutinized the registration statements and other disclosure documents made by Cannabis Companies that are listed on U.S. exchanges. For instance, the SEC requested changes to Tilray’s public disclosure documents, including increased disclosures regarding the company’s capital structure and risks associated with operating in the cannabis industry, such as compliance with U.S. laws and potential market volatility.38

Finally, we have found nothing in the publicly available resources noted above that suggests that any of the Cannabis Companies being considered for investment are engaged in any cannabis touching business in the U.S. except to the extent that they are either registered with the DEA specifically for the purpose of handling marijuana for lawful research and development of cannabis or cannabinoid-related products or, to the extent that they are handling hemp, that such activities comply with applicable laws. Moreover, we have found no publicly reported civil, criminal or regulatory proceedings against any of the Cannabis Companies for a violation of the CSA and/or MCA.39 This opinion is only based upon and limited to that publicly available information available from the SEC.

We have also found nothing in the publicly available resources noted above that suggests that any Psychedelics Company is or would be in violation of the CSA and/or MCA.40 This opinion is only based upon and limited to that publicly available information available from the SEC and other regulators listed in this letter.

36 See Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., AG Garland Signals That Department of Justice’s Cannabis Policy Will Be “Very Close” To Cole Memorandum (Mar. 16, 2023), https://www.natlawreview.com/article/ag-garland-signals-department-justice-s-cannabis-policy-will-be-very-close-to-cole.

37 Constellation Brands increases stake in Canopy Growth, (May 5, 2020), https://www.beveragedaily.com/Article/2020/05/05/Constellation-Brands-increases-stake-in-Canopy-Growth-Corp.

38 See Letter from Sec. & Exch, Comm’n to Brendan Kennedy, President and CEO of Tilray, Inc. (Apr. 17, 2018), https://www.sec.gov/Archives/edgar/data/1731348/000000000018011638/filename1.pdf.

39 Our review yielded, as of the date hereof, no publicly-available indicator of a current DOJ or DEA investigation involving the TRS Companies (as such term is defined in Part IV of this letter) or any of the Cannabis Companies whose equity securities may be purchased by the Fund. The statements and opinions in this letter pertain to Applicable Law and to relevant proceedings made known or available to the public; this letter is based entirely on publicly available research, data and information. We are aware that the DEA issued a subpoena to the Bureau of Cannabis Control of California in connection with the DEA’s investigation of three cannabis companies purportedly operating within the law of the State of California, but the names of the three companies are not publicly available as of the date of this letter. See United States of America v. The Bureau of Cannabis Control, Case No. 3:20-cv-01375 (S.D. Cal.). Accordingly, we assume for purposes of this letter that the three companies are not Cannabis Companies or TRS Companies.

40 See note 22.

15

Based on the foregoing and the Fund’s representation that it will only invest in certain exchange traded securities compliant with U.S. federal law, we believe the Fund would not violate the CSA or be subject to DOJ psychedelics or marijuana enforcement so long as the companies are Psychedelics Companies or Cannabis Companies.

II. THE CSA

Under Section 841(a) of the CSA, it is unlawful for a person to knowingly or intentionally “manufacture, distribute, or dispense, or possess with intent to manufacture, distribute, or dispense, a controlled substance . . . .”41 The statute defines “manufacture” as the production, preparation, propagation, compounding, or processing of a drug or other substance, either directly or indirectly or by extraction, and includes any packaging or repackaging of such substance, except as complying with applicable state law.42 In addition, Section 846 of the CSA prohibits conspiring to commit substantive offenses under the Act, and provides that any individual who attempts or conspires to commit a violation of the CSA will be subject to the same penalties as the underlying offense.43

Based solely on the plain language of the Fund’s Registration Statement (including the Statement of Additional Information) and the proposed investments, including our analysis of their businesses as derived from the publicly available resources noted above, from what we can see, none of the businesses of Psychedelics Companies or Cannabis Companies, to the extent that we understand them and based on the assumptions herein, would be non-compliant with applicable local law and their operations would as of today violate Applicable Federal Law.

Based on the foregoing, it is our opinion that the Fund would not have direct liability under Section 841(a) or Section 846 of the CSA because it will not be investing in any business other than in the business of a Psychedelics Company or Cannabis Company so long as, as we assume, such company does not undertake a commercial or other activity which expressly violates the terms of the CSA.

III. COMPLYING WITH FEDERAL MONEY LAUNDERING LAWS

In addition to complying with the CSA, the Fund must also comply with federal money laundering laws. Section 1956 of the MCA provides that (i) “[w]hoever, knowing that the property involved in a financial transaction represents the proceeds of some form of unlawful activity, conducts or attempts to conduct such a financial transaction which in fact involves the proceeds of specified unlawful activity… with the intent to promote the carrying on of specified unlawful activity…44” or (ii) “[w]hoever transports, transmits, or transfers, or attempts to transport, transmit, or transfer a monetary instrument or funds from a place in the United States to or through a place outside the United States or to a place in the United States from or through a place outside the United States…with the intent to promote the carrying on of specified unlawful activity…”45 is in violation of federal law.

41 21 U.S.C. § 841(a)(1).

42 21 U.S.C. § 802(15).

43 21 U.S.C. § 846.

44 18 U.S.C. § 1956(a)(1)-(A)(i).

16

Based on the foregoing, in our opinion the Fund’s investment activity would not constitute an offense under Section 1961(1) (i.e., obtaining proceeds from an unlawful activities) because we assume that the Fund’s investments are in exchange-listed companies that require compliance with U.S. federal laws in addition to the laws of their respective jurisdictions.

IV. TOTAL RETURN SWAPS

As we previously stated in this letter, it is our understanding that the investment strategy of the Fund may in the future include the execution and settlement of total return swaps (as we have previously defined, “TRS’s”), a straightforward form of over-the-counter or OTC derivative. The Advisor has indicated that in the future the Fund will execute one or more TRS’s, each referencing either a single Psychedelics Company or Cannabis Company (each such company, is also referred to in this letter as a “TRS Company”) and that all TRS’s that may be executed in the future will be financially settled, or cash settled (and at no time will the Fund have any direct, indirect, actual or beneficial ownership of any TRS Company by means of a TRS).

It is our understanding and a fundamental assumption of this letter that the Fund will not (a) invest directly in any Psychedelics Company that grows, produces, distributes, or sells plant products or drugs in a country, state, province, locality or other political subdivision where this activity is illegal under applicable law or in any Cannabis Company that grows, produces, distributes, or sells cannabis or products derived from cannabis in a country, state, province, locality or other political subdivision where this activity is illegal under applicable law; or (b) execute at any time in the future any TRS (or any other OTC derivative or exchange traded derivative) which references (i) any Psychedelics Company that grows, produces, distributes, or sells plant products or drugs derived in a country, state, province, locality or other political subdivision where this activity is illegal under applicable law; (ii) any Cannabis Company that grows, produces, distributes, or sells cannabis or products derived from cannabis in a country, state, province, locality or other political subdivision where this activity is illegal under applicable law; (iii) any index which includes as a component any Psychedelics Company that grows, produces, distributes, or sells plant products or drugs in a country, state, province, locality or other political subdivision where this activity is illegal under applicable law; or (iv) any index which includes as a component any Cannabis Company that grows, produces, distributes, or sells cannabis or products derived from cannabis in a country, state, province, locality or other political subdivision where this activity is illegal under applicable law.

Total Return Swaps and the Controlled Substances Act, Generally

We are aware of no guidance, regulation, or formal or informal prohibition by the DOJ or any federal regulator (including derivatives regulators in the United States (e.g., the SEC and CFTC)) with respect to a derivative based on a Psychedelics Company or Cannabis Company or investment vehicle investing in a Psychedelics Company or Cannabis Company.

We are also aware of no reported decision by a court or other tribunal as to whether a derivative referencing a Psychedelics Company or Cannabis Company (whether operating with or outside of a state license, permission or mandate) is legal -- or illegal. We were able to locate no rule (proposed or final), no solicitation for market input for a prospective rule, no guidance or other regulatory pronouncement directly relating to what we understand to be a Psychedelics Company or Cannabis Company on which a TRS may in the future be based.

45 18 U.S.C. § 1956(a)(2)-(A).

17

In the absence of on-point regulatory or other guidance, we have considered other commercial and contractual arrangements which we believe would be entered into by Psychedelics Companies or Cannabis Companies, such as insurance policies. The insurance contract has for decades been compared to a derivative and vice-versa.46

Cannabis and Cannabis Insurance Caselaw as a Guide

We are aware of state insurance commissioners approving the issuance of insurance policies undertaking risks relating to lawful state cannabis businesses, which, as we have previously written, is something of a precedent for business in psychedelics.

For instance, California regulations require distributors to carry and maintain certain minimum amounts of commercial general liability insurance from insurance companies meeting certain risk qualification standards.47 Former California Insurance Commissioner Dave Jones lobbied California’s admitted insurers to begin serving the cannabis industry48 and was ultimately successful in persuading admitted insurance carriers (i.e., carriers authorized to do business in California by the Secretary of State) to provide a cannabis insurance product, including Golden Bear Insurance Company,49 North River Insurance Company, United States Fire Insurance Company, White Pine Insurance Company,50 Continental Heritage Insurance Company51 and California Mutual Insurance Company.52

For the sake of completeness we note that a federal court in Hawaii53 held that an insured individual growing cannabis for personal use in compliance with state law could not recover under her homeowner’s policy because the federal public policy against cannabis trumps the express terms of an insurance policy; however, a federal court in Colorado refused to follow that court in Hawaii, and refused to absolve a property insurance carrier of its coverage obligation when the property insurance policy was written for a state-legal cannabis business, because the policy was written specifically to provide coverage for the insured’s state-legal marijuana business.54

46 See, e.g., Lynn A. Stout, Risk, Speculation, and OTC Derivatives: An Inaugural Essay for Convivium, 1 Accounting, Economics, and Law, at 2-3 (2011), https://scholarship.law.cornell.edu/cgi/viewcontent.cgi?article=2687&context=facpub.

47 CAL. CODE REGS. tit. 4, §15308 (2023).

48 Wilson Elser, California’s Insurance Commissioner Encourages Admitted Carriers to Insure Cannabis Risks (May 24, 2017), https://www.natlawreview.com/article/california-s-insurance-commissioner-encourages-admitted-carriers-to-insure-cannabis.

49 California Department of Insurance, First commercial insurer to file cannabis business insurance is approved by insurance commissioner (Nov. 2, 2017), http://www.insurance.ca.gov/0400-news/0100-press-releases/archives/release119-17.cfm; Golden Bear Insurance Company, How to cover the cannabis sector from a broker who’s deep in the weeds (May 18, 2018), https://www.goldenbear.com/news/how-to-cover-the-cannabis-sector-from-a-broker-whos-deep-in-the-weeds/.

50 California Department of Insurance, Cannabis coverage approved for three insurance carriers (Aug. 2, 2018) http://www.insurance.ca.gov/0400-news/0100-press-releases/2018/release088-18.cfm.

51 California Department of Insurance, Commissioner approves new product liability program for cannabis industry (May 16, 2018) http://www.insurance.ca.gov/0400-news/0100-press-releases/2018/release055-18.cfm.

52 California Department of Insurance, Insurance Commissioner approves first coverage to protect property owners leasing to cannabis industry (May 1, 2018), http://www.insurance.ca.gov/0400-news/0100-press-releases/2018/release046-18.cfm.

53 Tracy v. USAA Cas. Ins. Co., No. 11-00487 LEK-KSC, 2012 WL 928186, at *13 (D. Haw. Mar. 16, 2012).

54 Green Earth Wellness Ctr., LLC v. Atain Specialty Ins. Co., 163 F. Supp. 3d 821, 833-34 (D. Colo. 2016) (“Green Earth Wellness Center”).

55 We note that when we refer in this paragraph to “the federal judiciary,” we refer primarily to the federal district court in Green Earth Wellness Center, and federal courts’ decisions subsequent to Green Earth Wellness Center (see, e.g., In re Way to Grow, Inc., 597 B.R. 111, 125-26 (Bankr. D. Colo. 2018); Greenwood v. Green Leaf Lab LLC, No. 3:17-cv-00415-PK, 2017 WL 3391671, at *3 (D. Ore. July 13, 2017); see also In re Malul, 614 B.R. 699, 707-08 (Bankr. D. Colo. 2020) (“At oral argument, Malul attacked the relevance of Green Earth Wellness on two grounds. First, Malul argued Green Earth Wellness is inapplicable because it was evaluating the legality of state insurance laws, not necessarily federal drug laws. Second, Malul argued the insurance policy in Green Earth Wellness is a different situation to a declaratory judgment or breach of fiduciary duty claim, because there is an underlying equity interest at stake in the latter. The Court agrees [that] the facts of Green Earth Wellness are distinguishable in these respects, but it is not clear whether, or how, those factual differentiators mediate a different result. Rather, the operative decision point in Green Earth Wellness was Judge Krieger's careful distinction between ordering the insurer to pay for damages to specific items (i.e., marijuana plants) and merely ordering compliance with the contract, which could be accomplished without reference to the existence of any marijuana asset.”)). We also note that at least one federal court has declined to invalidate an insurance contract (where an insurer underwrites a cannabis company in compliance with state law) on the grounds that the contract contravenes public policy; the federal district court in Green Earth Wellness Center refused to invalidate the insurance contact at issue in that case on public policy grounds “in light of several additional years evidencing a continued erosion of any clear and consistent federal public policy in this area” and on that basis the federal district court “declines [insurer] Atain’s indirect invitation to declare the [insurance] Policy void on public policy grounds.” See Green Earth Wellness Center, 163 F. Supp. 3d at 834-35. We finally note that it appears that federal prosecutors have focused on growers and producers within the states, rather than investors, see supra note 35.

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For purposes of evaluating financial derivatives generally and more particularly in the context of the CSA, we considered the federal judiciary’s upholding of contracts55 including those evidencing payment obligations albeit in the insurance context. The upholding of contracts in the insurance context is helpful guidance. As of this date of this letter, we are aware of no guidance from a federal regulator in the U.S. that expressly indicates that under the CSA, the DOJ and federal prosecutors will pursue action with respect to a total return swap evidenced by an ISDA executed by parties to a swap referencing Psychedelics Companies or Cannabis Companies, and we reserve the right to reevaluate these conclusions and statements and issue formal opinions concerning any TRS to be executed by the Fund in the future.

Although this opinion represents our considered legal judgment, this has no binding effect and, therefore, there can be no assurance that the SEC, CFTC or other U.S. or state regulator, department or agency will not be able to successfully challenge a TRS that the Fund may execute in the future on grounds of enforceability or any of the conclusions reached by us in this letter. We do not express any opinion with respect to the law of any jurisdiction outside of the United States, conflict of law principles or law, the rules of any derivatives exchange or clearinghouse, the internal policies of any party to a future TRS or custodian or bank which may be involved in the performance of a TRS in the future. We do not in this letter formally express any legal opinion concerning any TRS because the Advisor has indicated to us that TRS’s may in the future be executed by, or on behalf of the Fund, and the statements that we include in this letter about derivatives are made based on our current understanding and we are under no obligation to monitor the law or body of regulation to update this letter.

Our opinions are limited to the facts, matters and law expressly set forth herein and no opinion may be inferred or implied beyond what is expressly stated in this letter. Our opinions are for the benefit of the Fund and its beneficial owners and may not be relied upon by any other person or entity without the express written consent of Sullivan & Worcester LLP.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement of the Fund, including any amendments and supplements thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Sincerely yours,

/s/ Sullivan & Worcester LLP

Sullivan & Worcester LLP

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